Exhibit 10.11

690 ARK ROAD

CVRD, BC

(BUILDING)

OFFER TO LEASE

BETWEEN

ARK HOLDINGS LTD.

(LANDLORD)

AND

HOLLYWEED NORTH CANNABIS INC.

(TENANT)

Colliers Macaulay NicolIs Inc.,
Victoria, BC (Brokerage)
Ty Whittaker (250) 414-8395

OFFER TO LEASE
BUILDING NAME OR ADDRESS
CITY, BC
(“BUILDING”)

TO: ARK HOLDINGS LTD. hereinafter called the

(“Landlord”)

WE: HOLLYWEEDNORTHCANNABIS INC. hereinafter called the

(“Tenant”)

The Tenant hereby offers to lease from the Landlord, through Colliers Macaulay Nicolls Inc., (“Brokerage”), in consideration of the rents, covenants and agreements contained in this offer to lease (the “Offer”), the Leased Premises (hereinafter defined) upon the following terms and conditions:

1.	LEASED PREMISES

The premises (the “Leased Premises”) shall be those premises in the Building situated at 690 Ark Road, and having a legal address of Lot 3, District Lot 132, Malahat District, Plan V1P9211. The Premises have a Rentable Area of approximately 26,518 SF, subject to BOMA measurement.

The Basic Rent and the Operating Costs and Property Taxes shall be subject to adjustment based on the actual Rentable Area of the Leased Premises as determined by the Landlord’s architect in accordance with the Lease delivered withir, thirty (30) days of the Commencement Date.

2.	TERM

The term (the “Term”) of the Lease shall be Five (5) years commencing on theist day of August, 2017 (the “Commencement Date”) and expiring on July 31st, 2022 (the “Expiration Date”), subject to the terms of the Lease. The Term of the Lease shall end on the Expiry Date.

3.	RENEWAL TERMS

If the Tenant has not been in default of any of the terms or conditions of the Lease, then the Tenant shall, upon giving written notice to the Landlord not less than One Hundred and Eighty (180) days prior to the expiry of this Lease, be granted a Two Five (5) year options to renew this Lease on the same terms and conditions, except as to this renewal and any inducements. Basic Rent shall be determined by agreement between the parties and failing such agreement shall be determined by commercial arbitration based on fair market value of similar premises at the time of renewal.

4.	BASIC RENT

For the Term of the Lease, the Basic Rent, plus GST, shall be payable monthly in advance without deduction by the Tenant on the first day of each month during the Term to the Landlord. The Basic Rent shall be based on 26,518 square feet Rentable, and payable as follows:

Year	$/Sq.Ft.	Annual Basic Net Rental	Monthly Basic Net Rental
1st	$ 8.50	$ 225,403.00	$ 18,783.58
2nd	$ 8.50	$ 225,403.00	$ 18,783.58
3rd	$ 9.00	$ 238,662.00	$ 19,688.50
4th	$ 9.00	$ 238,662.00	$ 19,888.50
5th	$ 9.50	$ 251,921.00	$ 20,993.41

The first basic net rental payment will commence August 1st, 2017 and thereafter on the first day of each month for the remainder of the Term.

The Tenant shall also lease the residential unit at $700.00 plus GST with all utilities being paid for by the Tenant.

5.	ADDITIONAL RENT

In addition to Basic Rent, the parties understand and agree that the Lease shall be on a completely net basis In favour of the Landlord whereby the Tenant shall be responsible for its proportionate share of all actual and reasonable costs incurred by the Landlord for property taxes, all operating expenses, utilities and management costs (“Additional Rent”) in operating, servicing, maintaining, insuring, repairing and managing the Building. The Additional Rent is estimated at Three Dollars ($3.00) per square foot of Rentable Area for the 2017 fiscal year of the Building.

6.	UTILITIES

In addition to the Basic Rent and the Additional Rent, the Tenant shall be responsible for its own telephone and Internet charges, electricity consumption and any other utilities not included in the Additional Rent. It is understood that the Premises are separately metered for hydro.

7.	DEPOSIT

Within Five (5) business days of acceptance of this Offer to Lease, the Tenant shall pay to the Agent, in trust, the sum of Fifty Thousand Dollars ($50,000.00), to be applied to the last two months’ total rent (basic and additional rent plus Goods and Services Tax) as it becomes due under this Agreement if accepted to be applied as follows:

●	$ 50,000.00 being the last month’s total rent plus a security deposit to be held by the Landlord, without interest as a security deposit for the term of the Lease and any renewal thereof.

This deposit will not bear interest and will be returned to the Tenant forthwith if the Conditions contained herein are not removed by the date agreed. In the event the Tenant defaults under the terms hereof, the Landlord, at its option, may terminate this agreement and retain the Deposit as a contribution to liquidated damages and not as a penalty and without prejudice to any other remedy.

8.	EARLY OCCUPANCY

Notwithstanding the aforementioned, it is understood and agreed that once the Lease has been executed by the Tenant, the Tenant shall be permitted to enter the Premises as at May 1°, 2017 for the purpose of installation of its fixtures and equipment and to make the Premises ready for Its occupancy (“Fixturing Period”).

During the aforementioned Fixturing Period, the Tenant shall perform its work and cause its employees and contractors to do their work so as not to interfere with the Landlord’s employees or the other Tenants in the building and the Tenant shall be bound by the provisions of the Lease saving those requiring payment of Basic and Addition Rent.

Ali of the Tenant’s work shall be subject to the Landlord’s approval after review of all plans and working drawings, said approval not to be unreasonably withheld.

The Tenant shall have gross free rent for the months of May-July 2017 with utilities being to their account.

9.	LEASE FORM [AND TENANT’S CONDITION]

Within five (5) business days of acceptance of this Offer, the Landlord shall deliver a copy of the Landlord’s standard form of Lease (the “Lease”) to the Tenant, with the terms of the agreed Offer completed therein. From the date of receipt of the Lease, the Tenant shall have five (5) business days to review and submit its requested Lease amendments to the Landlord.

The Tenant and the Landlord, both acting reasonably, shall have a further five (5) business days to settle the Tenant’s requested lease amendments. If the Tenant’s requested lease changes are not agree to by both parties within such period, either party may terminate this Offer to Lease and this offer shall be null and void, and neither party shall have any further legal obligations to the other thereafter.

10.	USE

The Leased Premises shall be used only for the purpose of medical marijuana grow operation and any other use permitted under the applicable zoning by-laws and federal, provincial and municipal regulations. It is the sole responsibility of the Tenant to ensure the Leased Premises are approved for the use by the appropriate municipal or provincial government authorities

11.	TENANT’S CONDITIONS

This Offer is conditional upon the following:

(1)	Review and approval of the Landlord’s standard form of lease to their sole satisfaction.

(2)	Issuance of a Business License from the CVRD to their sole satisfaction.

(3)	Confirmation that the Landlord will allow and endorse a zoning amendment required by the CVRD for the Tenant’s applicable use.

The Conditions as stated above are for the sole benefit of the Tenant and must be removed in writing by the Tenant not later than March 28, 2017. Ten Dollars ($10.00) of the Deposit is hereby designated as consideration payable to the Landlord for agreeing not to revoke or withdraw this Offer prior to the time for removal of the Tenant’s Conditions,

Waiver of Conditions: The Conditions set out above are for the exclusive benefit of the Tenant and fulfilment thereof in whole or In part may be waived by the Tenant at any time or times. In the event the Tenant does not waive or otherwise fulfil the above Conditions on or before the above date then this Offer shall become null and void, and neither party shall have any further legal obligations to the other thereafter under this Agreement and any Deposit then paid shall be forthwith repaid to the Tenant.

12.	LANDLORD’S CONDITIONS

This Offer is conditional upon the following:

(1)	Review and approval of the Tenant’s financial covenant to their sole satisfaction.

(2)	Subject to formal approval of the Tenant’s use by the Landlord’s lender.

The Conditions as stated above are for the sole benefit of the Landlord and must be removed in writing by the Landlord not later than March 28, 2017.

Waiver of Conditions: The Conditions set out above are for the exclusive benefit of the Landlord and fulfilment thereof in whole or in part may be waived by the Landlord at any time or times. In the event the Landlord does not waive or otherwise fulfil the above Conditions on or before the above date then this Offer shall become null and void, and neither party shall have any further legal obligations to the other thereafter under this Agreement and any Deposit then paid shall be forthwith repaid to the Tenant

13.	CONDITION OF THE LEASED PREMISES

The Leased Premises shall be accepted by the Tenant on an “as is” basis with the exception of the installation of crash doors in the concrete sheer wall at the cost of the Landlord.

14.	SPECIAL PROVISIONS

A.	LEASEHOLD IMPROVEMENT

The Landlord allow security upgrades to the building at the cost of the Tenant including but not limited to, security camera, barbed wire on perimeter of roof, baring windows, doors, ducts and ventilation. In addition the Tenant will install a concrete block wall to fill in the grade level loading door at their cost. All specific Tenant Improvements will be removed at the end of the term upon the Tenant vacating at their cost

B.	Right of First Refusal

During the initial term of the Lease, the Tenant shall have a Right of First Refusal to purchase the Property. In the event that the owner receives an Offer to Purchase from an independent third party which is acceptable to the Landlord, the Tenant shall have Three (3) business days to agree to the terms of the Offer to Purchase. In the event that terms are not agreed upon, the Right of First Refusal shall become null and void with no further obligation to either party existing save and except the existing Lease.

C.	Early Termination

The Tenant shall have a onetime Right of Termination by providing sixty days notice prior to the expiration of the Thirty Six (36) month of the initial term of the Lease in the event that the Tenant has not received federal government licensing to their sole satisfaction. In the event that notice is provided to the Landlord, the Tenant shall pay in full all rent to the end of the Thirty Six (36) month of the lease.

D.	Rules and Regulations

(1)	The Tenants operation will not affect air quality. The Tenant at their cost to provide a purification system/purification if required.

(2)	Disposal of hazardous material/soil to be disposed of at a legal disposal applied for and maintained.

(3)	Over taxing of current well to adversely affect other tenants Is not allowed.

(4)	Removal of all contaminants from warehouse are at the tenants sole cost.

(5)	All permits and licensing both municipal, provincial and federal shall be in place during the term of the Lease.

15.	SOLE AGREEMENT

There are no agreements, covenants, representations, warranties or conditions in any way relating to the subject matter of this agreement expressed or implied, collateral or otherwise, except as expressly set forth herein.

16.	FINANCIAL INFORMATION

The Tenant hereby authorize Colliers Macaulay Nicolls Inc. to obtain credit reports on the Tenant, and further to supply financial information as required by the Landlord.

17.	ENTIRE AGREEMENT

It is understood and agreed between the parties hereto that there are no terms, conditions, covenants, or provisos relating to the subject matter of this Offer to Lease or the agreement, which will subsist between the parties upon acceptance, except as expressly set forth In this Offer to Lease.

This Offer to Lease shall be governed by and construed in accordance with the Laws of the Province of British Columbia.

18.	GST

Amounts referred to in this Offer that are quoted without the Goods and Services Tax and such tax shall be in addition to such amounts.

19.	TIME OF THE ESSENCE

Time is of the essence of this agreement with respect to the covenants contained herein.

20.	OFFER PROVISIONS

All provisions of this Offer shall survive the completion of this transaction. Prior to the execution of the Lease, in the event of any conflict between the terms of this Offer and the terms of the Lease, the terms of this Offer shall prevail. After execution of the Lease and commencement of the Term, the terms of the Lease shall prevail.

This Offer may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Offer. The parties hereto agree that signed copies of this Offer sent by facsimile or email shall be deemed to be originals.

21.	DISCLOSURE

The Landlord and the Tenant acknowledge having received, read, understood and signed the brochure published by British Colombia Reai Estate Association entitled Working With a Realtor (Designated Agency) acknowledge and confirm as follows:

[Limited Dual Agency]

The Landlord and the Tenant acknowledge and agree that:

(a)	Colliers Macaulay Nicolls Inc. (the “Brokerage”) represented by Ty Whittaker (the “Designated Agent”) have disclosed that they are representing the Landlord and the Tenant in the transaction described in this Agreement;

(b)	the Agent, in order to accommodate the transaction described in this Agreement, was and Is entitled to pass any relevant information it receives from either party or from any other source to either of the parties as the Designated Agent sees fit, without being in conflict of its duties to either party; and

(c)	the Brokerage commission, shall be payable by the Landlord, and is to be deducted from the Rent Deposit, if any, when due, and the excess Rent Deposit remitted to the Landlord, or any balance due to the Brokerage, remitted by the Landlord.

21.	ACCEPTANCE

This Offer shall be irrevocable and open for acceptance until 5:00 pm on the 23rd day of February, 2017, after which time if not accepted this Offer shall be null and void and any Deposit shall be returned to the Tenant in full. This Offer may be accepted by signing and returning one duplicate copy or facsimile of this Offer.

DATED this 21st day of March , 2017.

HOLLYWEED NORTH CANNABIS INC. TENANT

PER	/s/ Authorized Signatory
(Authorized Signatory)

The Landlord hereby accepts the above Offer this 22nd day of March, 2017.

ARK HOLDINGS, LTD. LANDLORD

Per:	/s/ Authorized Signatory
(Authorized Signatory)

Attachments

1.	Schedule “A”: Working With a Realtor (Designated Agency)

SCHEDULE “A”

WORKING WITH A REALTOR

(Omitted)